Exhibit 10.37

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

LICENSE AGREEMENT

BETWEEN

SENOMYX, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD1998-D06
CASE NO. SD1999-A15
CASE NO. SD1999-A29
CASE NO. SD1999-B68
CASE NO. SD1999-C03
CASE NO. SD1999-C04
CASE NO. SD2000-A45

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between  Senomyx, Inc., a Delaware corporation having an address at 11099 N. Torrey Pines Road, La Jolla, California 92037 (“LICENSEE”), and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Dockets  as listed below:
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UCSD Disclosure Docket No.	OTT Disclosure Docket No.	Title

1998-D06	1998-306	[...***...]

1999-A15	1999-015	[...***...]

1999-A29	1999-029	[...***...]

1999-B68	1999-168	[...***...]

1999-C03	1999-203	[...***...]

1999-C04	1999-204	[...***...]

2000-A45	2000-045	[...***...]

collectively, (“Invention”), were made in the course of research at UCSD by Dr. Charles Zuker   and his associates (hereinafter and collectively, the “UCSD Inventors”) and/or in the course of research at the National Institutes of Health (“NIH”) by Dr. Nicholas Ryba and associates (hereinafter and collectively, the  “NIH Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the UCSD Inventors are employees of UNIVERSITY, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

***Confidential Treatment Requested

WHEREAS, Dr. Zuker is also an employee of the Howard Hughes Medical Institute (“HHMI”) with a laboratory at UCSD;

WHEREAS, HHMI assigned its right and title in the Invention to UNIVERSITY under the terms of an interinstitutional agreement between HHMI and UNIVERSITY (UC Control No. 1986-18-0017, “HHMI Interinstitutional Agreement”), and accordingly, UNIVERSITY has the sole responsibility to manage Invention and any patent rights associated therewith on behalf of both parties;

WHEREAS, under the terms of the HHMI Interinstitutional Agreement, HHMI has reserved a nonexclusive, paid-up, royalty-free, irrevocable license, with no right to sublicense others, to make and use the Invention, Technology and Patent Rights for research purposes;

WHEREAS, the NIH Inventors, in accordance with their patent agreement with NIH, have assigned to NIH their interest in any patent rights covering Inventions made during the course of their employment with NIH;

WHEREAS, under the terms of an interinstitutional agreement between NIH and UNIVERSITY (UC Control No. 2000-18-0542, “NIH Interinstitutional Agreement”, UNIVERSITY is granted the exclusive right to manage the invention on behalf of both parties;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, UNIVERSITY and LICENSEE (through its predecessor in interest, Ambryx) had previously entered into an exclusive license agreement dated March 10, 2000 (UC Control #2000-04-0441, “Previous Agreement”) for certain rights in Invention;

WHEREAS, LICENSEE has, since the execution of the Previous Agreement, developed certain inventions that are complementary and closely related to Invention (“Related Inventions” as defined in 1.21 below);

WHEREAS, with this Agreement LICENSEE and UNIVERSITY mutually desire to replace the Previous Agreement and to contemporaneously enter into a Common Interest Agreement, attached as Exhibit A to (i) optimize the patent protection strategy for both Invention and Related Invention, and (ii) better define the rights, obligations, including royalty obligation, and intents of both parties;

WHEREAS, UNIVERSITY and LICENSEE mutually desire that Invention and Related Invention be developed and utilized to the fullest possible extent so that their  benefits can be enjoyed by the general public;

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.  DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1  “Affiliate” means any business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty  percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2  “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights under the licenses to Patent Rights and/or Property Rights granted to LICENSEE pursuant to Sections 2.1 and 2.2 of this Agreement; (ii) granting an option to certain rights under the licenses to Patent Rights and/or Property Rights granted to LICENSEE pursuant to Sections 2.1 and 2.2 of this Agreement; or (iii) forbearing the exercise of any rights under the licenses to Patent Rights and/or Property Rights, granted to LICENSEE under Sections 2.1 and 2.2 of this Agreement (by way of illustration, but not limitation, an example of (iii) would be if LICENSEE enters into an agreement under which LICENSEE receives consideration from a third party for not selling a Licensed Product). “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.  For the avoidance of doubt, “Sublicense” does not include agreements into which LICENSEE enters with a third party covering its own technology other than University’s interest in Related Inventions or Related Patent Rights.

1.3  “Field” means all fields of use.

1.4  “Territory” means worldwide.

1.5  “Term” means the period of time beginning on the Effective Date and, unless otherwise terminated in accordance with the terms of this Agreement, ending on the date there no longer exists a Valid Claim in a Patent Right licensed under this Agreement.

1.6  “Patent Rights” means UNIVERSITY’s rights in the patents and patent applications listed in Exhibit B, disclosing and claiming the Invention, filed by Inventors and assigned to or otherwise managed by UNIVERSITY under the HHMI Interinstitutional Agreement and the NIH Interinstitutional Agreement; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are supported in the specification of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7  “Technology” means the biological materials relating to the Invention provided by the Inventors to LICENSEE and are listed in Exhibit C.  Technology shall include, in whole or in part, but not be limited to, any derivative, compound with common nucleotide sequence, homolog, ortholog, or analog thereof which the Inventors provided to LICENSEE prior to Effective Date or may provide during the Term of this Agreement.

1.8  “Sponsor Rights” means all the applicable provisions of any license to the United States Government and HHMI as set forth in the recitals above.

1.9  “Licensed Method” means any process or method that uses Related Patent Rights (as later defined in 1.18) or is covered by Patent Rights, the use of which would constitute in a particular country, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights pending in such country were they issued in a patent at the time of the infringing activity in that country.

1.10 “Licensed Product” means any service, composition or product that uses or is identified with the use of (i) Related Patent Rights;  (ii) Licensed Method; or (iii) Patent Rights, the manufacture, use, sale, offer for sale, or importation of which would constitute in a particular country, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights in such country were they issued in a patent at the time of the infringing activity in that country.   For the avoidance of doubt, Licensed Product does not include Enabled Products.

1.11 “Net Sales” means:

(i) in the case of Section 3.1(c)(i)-3.1(c)(iv), the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns; and

(ii) in the case of 3.1(c)(v) and 3.1(c)(vi), revenue received for lease or license of Enabled Products by LICENSEE, Sublicensee, Affiliate, or any combination thereof, not including any Excluded Revenue.

For purposes of calculating Net Sales, transfers to a  Sublicensee or an Affiliate of Licensed Product or Enabled Product under this Agreement for (i) end use (but not resale) by the  Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.12                           “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights.  Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.13                           “Combination Product” means any product which is a Licensed Product or Enabled Product and contains other product(s) or product component(s) that is not an excipient, diluent, adjuvant, buffer and the like and (i) does not use Technology Patent Rights, or Related Patent Rights; (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights and does not misappropriate Property Rights (as defined by 1.19 below; (iii) is sold separately by LICENSEE, its Sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.  Notwithstanding (iii) above, if said product(s) or product component(s) is not sold separately, the parties shall negotiate in good faith the fair market value of the component(s).  Any dispute between the parties regarding such fair market value shall be resolved in accordance with Section 3.4.

1.14                           “Patent Product” means any composition or product that (i) uses or is covered by the claims of Patent Rights or Related Patent Rights, (ii) that is produced by or practices  the Licensed Method, or (iii) the manufacture, use, sale, offer for sale, or importation of which would constitute in a particular country, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued Valid Claim within the Patent Rights or University’s interest in Related Patent Rights in such country had such rights not been owned by LICENSEE.   Patent Product is a Licensed Product.  For the avoidance of doubt, Patent Product does not include Enabled Products.

1.15                           “Patent-Enabled Identified Product” means any composition or product that (i) the use, sale, manufacture or import of it does not infringe Patent Rights or Related Patent Rights but  (ii) is identified using Patent Rights, Related Patent Rights or Patent Product.

1.16                           “Technology Product” means any composition or product that (i) does not infringe Patent Rights or Related Patent Rights but (ii) uses Property Rights or comprises, in whole or in part, Technology or derivatives thereof.  Technology Product is a Licensed Product.

1.17                           “Technology-Enabled Identified Product” means any composition or product that (i) the manufacture, use, sale, or import of it does not infringe Patent Rights or Related Patent Rights and does not misappropriate Property Rights but (ii) is identified using Technology, in whole or in part, Technology Product or any derivative thereof.

1.18                           “Related Patent Rights” means LICENSEE’s rights in any patents and patent applications filed by LICENSEE or its agents during the period commencing on the Effective Date of the Previous Agreement and ending on the expiration of the Term, and claiming Related Inventions.

1.19                           “Property Rights” means all of UNIVERSITY’S right, title and interest in the tangible personal property embodied in the Technology. Tangible personal property rights are defined in the California Civil Code Title 2, Article 1.  Tangible property is defined in Black’s Law Dictionary as “All property which is touchable and has real existence (physical) whether it is real or personal.” Black’s Law Dictionary, Fifth Edition, pg. 1096.

1.20                           “Excluded Revenue” means (i) the cost of raw material, labor, direct and indirect cost (where such direct and indirect costs do not exceed 125% of the cost for raw materials and labor), and (ii) any consideration that LICENSEE receives for research funding (including license fees and milestones specifically intended for the reimbursement of research or regulatory costs as demonstrated by written record), reimbursement of patent filing, patent prosecution, patent maintenance, royalties paid or payable under Section 3.1(d) or (f), Sublicense fees paid or payable under Section 3.1(e) or other expenses (as agreed upon in writing by the parties).  The parties agree that license fees and milestones under LICENSEE’s collaboration agreements entered into prior to the Effective Date were intended for reimbursement of research costs and therefore constitute Excluded Revenue.

1.21                           “Related Inventions” means the inventions disclosed in U.S. Patent No. […***…] and any corresponding foreign applications or patents.

1.22                           “Valid Claim” means a claim of a patent or patent application within the Patent Rights in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been

***Confidential Treatment Requested

cancelled or superseded, or if cancelled or superseded, ahs been reinstated; (iv) has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (v) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal may be taken.

1.23                           “Sublicense Fees” means payments paid by a Sublicensee in consideration for a Sublicense, but excluding consideration that LICENSEE receives for reimbursement of patent filing, patent prosecution, patent maintenance, and earned royalties.

1.24                           “Enabled Products” means Patent-Enabled Identified Products and Technology-Enabled Identified Products.

ARTICLE 2.  GRANTS

2.1  License.

(a)           Subject to the limitations set forth in this Agreement and subject to Sponsor’s Rights, including the licenses granted to the United States Government and those reserved by HHMI set forth in the Recitals, UNIVERSITY and LICENSEE hereby terminate the Previous Agreement and UNIVERSITY grants to LICENSEE, and LICENSEE hereby agrees and accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to export and import Licensed Products and to practice Licensed Methods and a license under Property Rights to make and have made, to use and to sell Technology, in the Field within the Territory.  To the extent that LICENSEE sells Technology, LICENSEE shall prohibit its customers from reselling, redistributing, or propagating Technology.  For the avoidance of doubt, for so long as UNIVERSITY has granted to LICENSEE the above rights and licenses set forth in this Section 2.1, LICENSEE, Affiliates and Sublicensees have the right to make and have made, to use and have used, to sell and have sold, to offer for sale, and to export and import Enabled Products and their third party customers shall have the right to sell Enabled Products independent of UNIVERSITY.

The license granted herein is exclusive for Patent Rights.  The license granted herein is exclusive for Technology, subject to (i) the Reservation of Rights in Section 2.3; and (ii) the […***…] and HHMI’s policy on research tools.

(b) For the avoidance of doubt, after expiration (but not termination) of this Agreement, LICENSEE shall have a fully paid up license under Property Rights to make, have made, use and to sell Technology in the Field within the Territory.

***Confidential Treatment Requested

2.2  Sublicense.

(a)  The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense(s) to third parties during the Term but only for as long as the license is exclusive for Patent Rights.

(b)  With respect to Sublicense(s) granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) to the extent non-cash Sublicense revenue is received by LICENSEE or its Affiliate from a Sublicensee under a Sublicense granted pursuant to Paragraph 2.2(a), value such non-cash Sublicense revenue at its fair market value as of the date of receipt. Any dispute between the parties regarding such fair market value shall be resolved in accordance with Section 3.4;

(ii)  to the extent applicable, include all of the rights of and obligations due to UNIVERSITY and HHMI (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii)  promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)  collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)  Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3  Reservation of Rights.  UNIVERSITY reserves the right to:

(a)  use the Invention, Technology and Patent Rights for educational and research purposes;

(b)  publish or otherwise disseminate any information about the Invention and Technology at any time to the extent such information does not contain LICENSEE’s Confidential Information; and

(c)  allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and research purposes in their facilities.

ARTICLE 3.  CONSIDERATION

3.1  Fees and Royalties.  The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) in recognition of the consideration paid under the Previous Agreement, and the mutual promises and consideration recited in the contemporaneously-executed Common Interest Agreement, no license or issue fee is due under this Agreement;

(b)  license maintenance fees of […***…] per year, due and payable on or before February 28, 2007, and annually thereafter on each anniversary through year 2013;  provided however, that LICENSEE’s obligation to pay this fee shall […***…].

(c)  an earned royalty of:

(i)            […***…] of Net Sales of Patent Products by LICENSEE, an Affiliate, or a Sublicensee ;  [By way of illustration, but not limitation, an example would be sale by LICENSEE  (or an Affiliate or Sublicensee) of receptor kits where such kits infringe a claim under Patent Rights.  In such event, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales or, in the case of a Sublicense, to […***…] of Sublicensee’s Net Sales of such kits.]

(ii)           […***…] of Net Sales of Technology Products by LICENSEE,an Affiliate, or a Sublicensee; [By way of illustration, but not limitation, an example would be sale by LICENSEE (or an Affiliate or Sublicensee) of receptor kits where such kits do not infringe a claim under Patent Rights but use Property Rights.  In such event, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales or, in the case of a Sublicense, to […***…] of Sublicensee’s Net Sales of such kits.]

(iii)          […***…] of Net Sales of Patent-Enabled Identified Products by LICENSEE, an Affiliate, or a Sublicensee;  [By way of illustration, but not limitation, an example would be direct sale by LICENSEE (or an Affiliate or Sublicensee of Patent Rights) of a compound identified by LICENSEE (or, in the case of an Affiliate or Sublicensee, a compound identified by such Affiliate or Sublicensee) using the Patent Rights.  In such event, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales or, in the case of a Sublicense, to […***…] of Sublicensee’s Net Sales.]

(iv)          […***…] of Net Sales of Technology-Enabled Identified Products by LICENSEE, an  Affiliate, or a Sublicensee;  [By way of illustration, but not limitation, an example would be direct sale by LICENSEE (or direct sale by an Affiliate or Sublicensee of Property Rights) of a compound identified by LICENSEE (or, in the case of an Affiliate or Sublicensee, a compound identified by such Affiliate or Sublicensee) using the Technology Product.  In such event, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales or, in the case of a Sublicense, to […***…] of Sublicensee’s Net Sales.]

***Confidential Treatment Requested

(v)           […***…] of Net Sales received by LICENSEE, an Affiliate or a Sublicensee from a third party for lease or license of Patent-Enabled Identified Products; [By way of illustration, but not limitation, examples would be: (a) sale by a LICENSEE collaborator, which collaborator is not a Sublicensee of the Patent Rights or Property Rights, of a compound identified by LICENSEE using the Patent Rights; and (b) in the event of a Sublicense of Patent Rights or Property Rights, sale by a Sublicensee’s collaborator of a compound identified by Sublicensee using the Patent Rights.  The parties acknowledge that the current agreements between LICENSEE and its collaborators fall under this royalty scheme and UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales (i.e. royalty revenue) to its collaborators.  In the case of (a) above, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales to its collaborator (not […***…] of the collaborator’s Net Sales).  In the case of (b) above, UNIVERSITY is entitled to […***…] of Sublicensee’s Net Sales (i.e. royalty revenue) to its collaborator (not […***…] of the collaborator’s Net Sales).  For the avoidance of doubt, this (v) does not apply to Sublicenses of Patent Rights or Property Rights.]

(vi)          […***…] of Net Sales received by LICENSEE , an Affiliate or a Sublicensee from a third party for lease or license of Technology-Enabled Identified Products; [By way of illustration, but not limitation, examples would be: (a) sale by a LICENSEE collaborator, which collaborator is not a Sublicensee of the Patent Rights or Property Rights, of a compound identified by LICENSEE using the Property Rights; and (b) in the event of a Sublicense of Patent Rights or Property Rights, sale by a Sublicensee’s collaborator of a compound identified by Sublicensee using the Property Rights.  In the case of (a) above, UNIVERSITY is entitled to […***…] of LICENSEE’s Net Sales (i.e. royalty revenue) to its collaborator (not […***…] of the collaborator’s Net Sales).  In the case of (b) above, UNIVERSITY is entitled to […***…] of Sublicensee’s Net Sales (i.e. royalty revenue) to its collaborator (not […***…] of the collaborator’s Net Sales).  For the avoidance of doubt, this (v) does not apply to Sublicenses of Patent Rights or Property Rights.]

provided, however, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = [A/(A+B)] x Royalty Rate on Net Sales of the Licensed Products or Enabled Products x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product/Enabled Product or Licensed Product/Enabled Product components; and

B is the separately listed sale prices of the individual products or product components, respectively, that satisfied the requirements outlined in Paragraph 1.13.

For (v) and (vi) above, Net Sales shall not include Excluded Revenue.

For the avoidance of doubt, if LICENSEE has solely licensed a compound(s) identified through screening with the Patent Rights but has not Sublicensed the Patent Rights, […***…] of LICENSEE’s Net Sales will be due.  In the event of an overlap of 3.1(c)(i) — 3.1(c)(vi) above, there shall be no

***Confidential Treatment Requested

double royalty, but only the higher royalty shall be paid, for any single Licensed Product or Enabled Product.

(d)           in the case of Sublicenses to Patent Rights or Property Rights (and not  licenses solely to Patent-Enabled Identified Products or Technology-Enabled Identified Products) […***…] of all Sublicense Fees received by LICENSEE  from its Sublicensees.  In the event of an overlap with 3.1(c)(i) — 3.1(c)(vi) above, there shall be no double payment obligation, and only the higher royalty shall be paid.

(e)           beginning the calendar year of 2014, if the total earned royalties paid by LICENSEE, under Paragraph 3.1(c), on behalf of LICENSEE, its Sublicensee or Affiliate, in any such calendar year, cumulatively amounts to less than the following:

US Dollars payable to UNIVERSITY:	Calendar year:
[...***...]	2014
2015
2016
2017
2018

(“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such calendar year the difference between amount noted above and the total earned royalty paid by LICENSEE for such calendar year under Paragraph 3.1(c); provided, however, that for all calendar years succeeding 2018, and until the termination of this Agreement, the minimum annual royalty shall be […***…] per year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(e) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2  Patent Costs.  LICENSEE shall reimburse UNIVERSITY all […***…] Patent Costs incurred in the Territory within […***…] following the date an itemized invoice is sent from UNIVERSITY to LICENSEE.

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3.3  Due Diligence.

(a)           LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)       […***…]

(b)           If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(x), then UNIVERSITY shall have the right and option to […***…].  This right, if exercised by

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UNIVERSITY, supersedes the rights granted in Article 2.  To exercise the […***…] for lack of diligence required in this Section 3.3(b), UNIVERSITY will give the LICENSEE written notice of the deficiency.  LICENSEE will have sixty (60) days to cure the deficiency.  If Licensee does not cure the deficiency within sixty (60) days after the written notice takes effect and does not demonstrate to UNIVERSITY’s satisfaction, by written, tangible evidence, that such default has been cured, then UNIVERSITY may, at its option, […***…] by giving Licensee a second written notice.  Any notice given by either party will be subject to Section 10.1 (Notices).  If the licenses granted to LICENSEE are […***…].

3.4   Valuation Dispute Resolution.  In the event of a dispute between the parties regarding (i) the fair market value as of the date of receipt of any non-cash Net Sales received by LICENSEE or its Affiliate, or (ii) the fair market value of LICENSEE’s product(s) or product component(s) that is a valid part of a Combination Product, the parties shall then submit their assessment to arbitration by a single arbitrator under the rules of the American Arbitration Association.   […***…] shall bear all fees and costs of the arbitrators.

ARTICLE 4.  REPORTS, RECORDS AND PAYMENTS

4.1  Reports.

(a)           Progress Reports.

(i)            Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product or Enabled Product in the United States, LICENSEE shall report to UNIVERSITY progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six months to develop and test all Licensed Products and Licensed Methods, and Enabled Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products and Enabled Products and summary of resources (dollar value) spent in the reporting period.

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(ii)           LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product or Enabled Product in each country.

(b)           Royalty Reports.  After the first commercial sale of a Licensed Product or Enabled Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year.  Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show, to the extent such information is made available to LICENSEE:

(i)            the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(ii)           the number of each type of Licensed Product and/or Enabled Product sold;

(iii)          Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(iv)          the method used to calculate the royalties; and

(v)           the exchange rates used.

If no sales of Licensed Products or Enabled Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2  Records & Audits.

(a)           LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement.  Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)           All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues.  Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues.  In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have  been payable to

UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year.  Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE.  For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.  Any overpayments shall be credited to LICENSEE’s royalty obligations for the next royalty period.

4.3  Payments.

(a)           All fees reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence).  When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)           Royalty Payments.

(i)            Royalties will accrue in each country for the duration of one or more Valid Claims in Patent Rights in that country and will be payable to UNIVERSITY (a) under Sections 3.1(c)(i)-(iv) when Licensed Products or Enabled Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate; and (b) under Sections 3.1(c)(v) and 3.1(c)(vi) when royalty revenues are received by LICENSEE on Enabled Products.

(ii)           LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year.  Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(iii)          Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any withholding taxes, fees or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country.  […***…].

(iv)          If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to

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UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(v)           LICENSEE shall not collect royalties from, or be obligated to pay royaties on Licensed Products or Enabled Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(vi)          In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision.  LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c)           Late Payments.  In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year.  Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5.  PATENT MATTERS

5.1  Patent Prosecution and Maintenance.

(a)           Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available,  foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential.  The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b)           UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)           LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY.  UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE.  UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto.  Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.  The University is not obligated to file, prosecute, or maintain Patent Rights outside of the territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

5.2  Patent Infringement.

(a)           In the event LICENSEE  knows that one or more third parties are substantially infringing the Patent Rights under this Agreement, LICENSEE  will promptly notify UNIVERSITY  in writing and provide UNIVERSITY with reasonable evidence of such infringement.

(b)           Both parties to this Agreement acknowledge that during the period and in a jurisdiction where the LICENSEE  has exclusive rights under this Agreement, neither party will notify a third party other than NIH and HHMI that an infringement of Patent Rights occurred without first obtaining consent of the other party.  Both parties will use their best efforts in cooperation with each other to terminate the infringement without litigation.

(c)           If the LICENSEE desires that Patent Rights be enforced against infringers, and the LICENSEE  has exclusive rights under Patent Rights, the LICENSEE  either may request UNIVERSITY  to take legal action against the patent infringer or may request permission from UNIVERSITY  to file suit against the patent infringer.  LICENSEE’s  request must be made in writing and must include reasonable evidence of the infringement and resulting damages to the LICENSEE.  If the infringing activity has not been abated within ninety (90) days following the effective date of LICENSEE’s request, then UNIVERSITY and the NIH will have the right to elect one of the following:

(i)            commence suit on their own account; or

(ii)           refuse to participate in a suit against the patent infringer.

UNIVERSITY  and NIH will give written notice of their election to the LICENSEE  within one hundred (100) days following the effective date of LICENSEE’s written request.  The LICENSEE, thereafter, may bring suit for patent infringement if and only if UNIVERSITY and the NIH elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the LICENSEE  had exclusive rights under this Agreement.  In the event LICENSEE  elects to bring suit in accordance with this Paragraph, UNIVERSITY  and NIH may thereafter join such suit at their own expense.

(d)           The party who brought the suit will pay for all legal costs and will recover any and all recoveries; provided, however, that if UNIVERSITY  and/or the NIH brought suit on their own account, then the parties and the NIH may share in the expense and the recoveries will be allocated in the following order: (a) each party will be reimbursed in equal amounts for attorney’s costs, fees, and other related expenses (to the extent that each party paid for such costs, fees, and expenses) until all such costs, fees, and expenses are reimbursed; and (b) each party will share equally in any remaining amount in proportion to the share of expenses paid by each party.

(e)           Each party will cooperate with the others during litigation proceedings instituted hereunder but at the expense of the party who brought the suit.  The party bringing suit will control such litigation, except that UNIVERSITY  may be represented by counsel of its choice in any suit brought by the LICENSEE.

5.3  Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6.  GOVERNMENTAL MATTERS

6.1  Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so.  LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2  Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3  Preference for United States Industry.  If LICENSEE sells a Patent Product or Combination Product that consists of a Patent Product in the US, LICENSEE shall manufacture said product substantially in the US.

ARTICLE 7.  TERMINATION OF THE AGREEMENT

7.1  Termination by UNIVERSITY. If LICENSEE fails to perform or violates any material term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE.  If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE.  If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice.

Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2  Termination by LICENSEE.

(a)           LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to UNIVERSITY.  Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)           Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective.  Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3  Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)           Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)                                 Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)           Paragraph 8.2 (Indemnification);

(d)           Article 9 (USE OF NAMES AND TRADEMARKS);

(e)           Paragraph 10.2 hereof (Secrecy);

(f)            Paragraph 10.5 (Failure to Perform); and

(g)                                 Paragraph 10.12 (HHMI Third Party Beneficiary Status).

7.4  Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of […***…] days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

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ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1  Limited Warranty.

(a)           UNIVERSITY warrants that it has the lawful right to grant this license.

(b)           The license granted herein and the associated Technology are provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied.  UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights, Technology or Related Patent Rights or Related Inventions will not infringe any other patent or other proprietary rights.

(c)           In no event shall:

(i)            UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise by LICENSEE of the  license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology; or

(ii)           LICENSEE  be liable for any incidental, special or consequential damages resulting from exercise by UNIVERSITY of the  license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d)           Nothing in this Agreement shall be construed as:

(i)            a warranty or representation by UNIVERSITY or LICENSEE as to the validity or scope of any Patent Rights or Related Patent Rights;

(ii)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)          an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)          conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)           an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(vi)          an obligation to update Technology.

8.2  Indemnification.

(a)           LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense.  This indemnification shall include, but not be limited to, any product liability.

HHMI and its trustees, officers, employees and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by LICENSEE from and against any claim, expense, damage, deficiency, liability, cost, loss or obligation of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense), (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability.  The previous sentence will not apply to any Claim that is determines with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

(b)           LICENSEE, at its sole cost and expense or through its collaborators, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)            comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, five million dollars (US$5,000,000); (C) personal and advertising injury,one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), five million dollars (US$5,000,000); and

(ii)           the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)           LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements.  Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY and HHMI have been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY or HHMI.

(d)           UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY or HHMI in respect of which UNIVERSITY or HHMI intends to invoke the provisions of this Article.  LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1           Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing).  Unless required by law, the use by LICENSEE of the name, “The University of California” or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2           LICENSEE may not use the name of HHMI or of any HHMI employee (including Dr. Charles Zuker in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

9.3           UNIVERSITY may disclose to the Inventors and HHMI the terms and conditions of this Agreement upon their request.  If such disclosure is made, UNIVERSITY shall request the Inventors and HHMI not disclose such terms and conditions to others.

9.4           UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1                         Correspondence.  Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

          (a)  on the date of delivery if delivered in person, or

          (b)  five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Senomyx, Inc.

11099 N. Torrey Pines Road

La Jolla, CA 92037

Attention: General Counsel with copy to President

Phone:  (858) 646-8300

Fax:  (858) 404-0750

If sent to UNIVERSITY by mail:

University of California, San Diego

Technology Transfer & Intellectual Property Services

9500 Gilman Drive

Mail Code 0910

La Jolla, CA 92093-0910

Attention:  Assistant Vice Chancellor

If sent to UNIVERSITY by courier:

University of California, San Diego

Technology Transfer & Intellectual Property Services

10300 North Torrey Pines Road

Torrey Pines Center North, First Floor

La Jolla, CA 92037

Attention:  Assistant Vice Chancellor

For wire payments to UNIVERSITY:

All payments due UNIVERSITY and made by wire transfers shall include an additional wire transfer fee of twenty-five dollar (US$25) to the amount due. Wire transfers shall be made using the following information:

UCSD receiving bank name:	Bank of America
UCSD bank account no.:	1233-0-18188
UCSD bank routing (ABA) no.:	0260-0959-3
UCSD bank account name:	Regents of UC
UCSD bank ACH format code:	CTX
UCSD bank CHIPS address:	0959
UCSD bank SWIFT address:	BOFAUS3N
UCSD bank address:	Bank of America PO Box 37025 San Francisco, CA 94137 U.S.A.

UCSD addendum information:

Reference UCSD-TechTIPS

CASE No. SD1998-D06
CASE No. SD1999-A15
CASE No. SD1999-A29
CASE No. SD1999-B68
CASE No. SD1999-C03
CASE No. SD 1999-C04
CASE No. SD2000-A45

Department contact:
Financial Manager

A fax copy of the transaction receipt should be sent to Financial Manager at:  (858) 534-7345. […***…]

10.2                                                                           Secrecy.

(a) LICENSEE and UNIVERSITY will treat and maintain the other party’s proprietary business, patent prosecution, technical information and other Confidential Information, including the negotiated terms of this Agreement and any progress reports and royalty reports (“Confidential Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own Confidential Information of a like nature from the date of disclosure until […***…] after the termination or expiration of this Agreement.  For the avoidance of doubt, this confidentiality obligation will apply to the information disclosed under the Previous Agreement.

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(b) LICENSEE and UNIVERSITY may disclose Confidential Information to their employees, agents, consultants, contractors and, in the case of LICENSEE, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Section 10.2 (Secrecy).  LICENSEE and UNIVERSITY will use Confidential Information only as expressly permitted under this Agreement.

(c)  All written Confidential Information will be labeled or marked confidential or proprietary.  If the Confidential Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

(d) Nothing contained herein will in any way restrict or impair the right of LICENSEE or UNIVERSITY to use or disclose any Confidential Information:

(i)                                                         that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

(ii)                                                      that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

(iii)                                                   that recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party;

(iv)                                                  that UNIVERSITY is required to disclosed pursuant to the California Public Records Act or other applicable law; and

(v)                                                     is independently developed by the employees, agents or contractors of receiving party, without the aid, application, or use of Confidential Information disclosed hereunder as shown by written record.

LICENSEE or UNIVERSITY also may use or disclose Confidential Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement (ii) by law or regulation, provided that the recipient uses reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.   Notwithstanding anything to the contrary in this Agreement, either party may disclose the material terms of this Agreement in legal proceedings or as are required to be disclosed in its financial statements or by law.  Either party will have the further right to disclose the material terms of this Agreement to potential sublicensees, or under an obligation of confidentiality to any potential acquirer, merger partner, bank, venture capital firm, or other financial institution to obtain financing.

(e) Upon termination of this Agreement, LICENSEE and UNIVERSITY will destroy or return any of the disclosing party’s Confidential Information in its possession within fifteen (15) days following the termination of this Agreement.  LICENSEE and UNIVERSITY will provide each other, within thirty (30) days following termination, with written notice that such Confidential Information has been returned or destroyed.  Each party may, however, retain one copy of such Confidential Information for archival purposes with respect to determining compliance with this Agreement.

(f) With regard to Technology, the Licensee agrees destroy all copies of the Technology at the termination (but not expiration) of this Agreement within […***…] following the effective date of such termination.

10.3                         Assignability.  This Agreement is binding upon and will inure to the benefit of UNIVERSITY, its successors and assigns, but will be personal to the LICENSEE.  This Agreement will not be assigned by the LICENSEE to any third party without the prior written consent of UNIVERSITY, except that LICENSEE can assign this Agreement to its successor without prior written consent of UNIVERSITY provided that LICENSEE has sold all or substantially all of its business assets or in connection with the acquisition of LICENSEE.  Any other attempt by LICENSEE to assign this Agreement is void unless LICENSEE obtains the prior written consent of UNIVERSITY.

10.4                         No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5                         Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6                         Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7                         Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party’s obligations herein shall resume.

10.8                         Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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10.9                         Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10                       Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11                       Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12                       HHMI Third Party Beneficiary Status.  HHMI is not a party to this Agreement and has no liability to LICENSEE, Affiliates, any sublicense, or user of anything covered in this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SENOMYX, INC.:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	/s/ Kent Snyder	By:	/s/ Alan Paau
(Signature)		(Signature)

Kent Snyder		Alan S. Paau, M.B.A, Ph.D.

President & CEO		Assistant Vice Chancellor,
Technology Transfer &
Intellectual Property Services

Date:	Oct 11, 2006	Date:	Oct 11, 2006

Exhibit A

Common Interest Agreement

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Exhibit B

Patent Rights

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Exhibit C

Technology

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